Exhibit 5.1

Alston&Bird llp

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax:404-881-7777

www.alston.com

September 19, 2016

Southside Bancshares, Inc.

1201 S. Beckham Avenue

Tyler, TX 75701

Re:	Southside Bancshares, Inc.—Prospectus Supplement to Shelf Registration Statement on Form S-3ASR (File No. 333-213580)

Ladies and Gentlemen:

We have acted as counsel to Southside Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated September 14, 2016 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on September 15, 2016 (the “Prospectus Supplement”) to the prospectus, dated September 12, 2016 (together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the issuance and sale by the Company of $100 million aggregate principal amount of its 5.50% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”) to be issued under a supplemental indenture, dated September 19, 2016 (the “Supplemental Indenture”) to that certain base indenture, dated September 19, 2016 (the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”). The Company is selling the Notes to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated as of September 14, 2016 (the “Underwriting Agreement”) by and between the Company and the Underwriters.

This opinion is furnished pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture, the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement, the form of global certificate evidencing the Notes, the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference to the Prospectus as of the date hereof, resolutions adopted by the board of directors of the Company and its committees and the

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organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the parties to the Underwriting Agreement in connection with the issuance of the Notes, including, without limitation, the Underwriting Agreement, the Indenture, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Notes will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, (vii) that all parties (other than the Company) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

Our opinion set forth below is limited to the laws of the State of New York, the laws of the State of Texas and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws, statutes, ordinances and regulations.

Our opinion set forth herein as to the validity, binding effect and enforceability of the Notes is specifically qualified to the extent that the legal validity, binding effect or enforceability of any obligations of the Company under the Notes or the Indenture, or the availability or enforceability of any remedies provided therein or by law may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights or the reorganization of financial institutions (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, whether enforcement is sought at law or in equity including, without limitation, the exercise of judicial or administrative discretion with  respect to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (iii) the availability of injunctive relief or other equitable remedies; and (iv) implied covenants of good faith and fair dealing.

We express no opinion (a) as to any provision or accumulation of provisions that may be deemed to be unconscionable or against public policy; (b) as to provisions which purport to establish evidentiary standards; (c) as to provisions relating to venue, governing law, disclaimers or liability limitations with respect to third parties; (d) as to any anti-trust or state securities laws; (e) as to provisions regarding indemnification, contribution, waiver of the right to jury trial or waiver of objections to jurisdiction; (f) as to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (g) as to severability provisions; or (h) as to provisions which purport or would operate to render ineffective any waiver or modification not in writing.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when duly authenticated by the Trustee and issued and delivered in the manner provided in the Indenture against payment of the consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the reference to this law firm under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alston & Bird LLP

Alston & Bird LLP